Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior President & CEO (330) 282-4111

Cortland Bancorp Announces Financial Results for the Fourth Quarter 2020

Net income improves 47% on quarter basis and 13% year over year, despite COVID-19 challenges

Board authorizes $0.14 per share dividend, plus $0.05 special dividend, and new share repurchase program

CORTLAND, Ohio – February 1, 2021 -- Cortland Bancorp (NASDAQ: CLDB) announced its fourth quarter 2020 financial results.

Net income for the three months ending December 31, 2020 was $2.8 million, or $0.67 per share, versus $1.9 million, or $0.44 per share, for the fourth quarter of 2019 and $2.2 million or $0.51 per share for the third quarter of 2020.

The return on average assets ratio was 1.40% for the Company for this fourth quarter, while the return on average equity ratio was 14.22%.

Earnings per share for the full year 2020 and 2019 were $1.97 per share and $1.68, with net income of $8.3 million and $7.3 million, respectively. “Considering the substantial reduction in interest rates nationally and the ongoing provisioning for COVID-related conditions, we are pleased with the achieved performance level,” said James Gasior, president and CEO.

Mortgage loan sales accounted for much of the revenue growth with the mortgage unit achieving record production for the year, improving gains on sales by $738,000 for the quarter. On the expense side, reductions in certain personnel and operating costs also contributed to improved performance.

Gasior noted, “cost savings in marketing, travel and education and training expense are attributable to prudent cost containment measures as well as the shut-down of normal business activities due to the pandemic.”

Gasior additionally confirmed that the Bank’s participation in the Paycheck Protection Program (PPP) as part of the government’s CARES Act helped more than 400 customers and saved nearly 8,000 local jobs.

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.07% and tangible equity to tangible assets of 9.86%.

Cortland Bancorp Reports Earnings

February 1, 2021

Year-over-year performance improved despite the increase in the provision for credit losses directly attributable to the current COVID-19 pandemic. Specifically, increases in the allowance for credit losses were recognized in the qualitative factor allocations for specific concentrations of credit in various loan portfolio segments as a result of current economic conditions. Elevated provisions occurred in each of the first three quarters of 2020 commensurate with COVID-related loan modifications. With substantially all of those loans now in full payment status, coupled with a reduction in nonperforming loans, no provision was necessary in the fourth quarter.

“With additional government programs launched recently, businesses are able to tap those resources to make it through what is hopefully the tail end of this pandemic-stressed economy,” said Gasior.

As a result of the bank’s strong performance in 2020, its Board has authorized a dividend of $0.14 per share in addition to a $0.05 special dividend. The Board also reinstated its share repurchase program. Under the terms of the program authorized for 2021, the Company can repurchase up to 200,000 shares of the Company’s common stock, or approximately 4.7% of its outstanding common shares.

“Stock repurchase is an attractive way, in addition to our quarterly cash dividend, to deliver on our long-term goal to enhance shareholder value," said James M. Gasior.

Fourth Quarter 2020 Highlights (at or for the period ended December 31, 2020)

Net income of $2.8 million, or $.67 per share, for the fourth quarter of 2020 was a 29% improvement on the $2.2 million, or $.51 per share, reported for the third quarter of 2020, and 47% higher than the $1.9 million, or $.44 per share, for the fourth quarter of 2019. Likewise, pre-tax, pre-provision income for the fourth quarter 2020 was 35% higher than in the same quarter of 2019 and 9% higher when compared to the previous quarter. The Company overcame a lower net interest margin due to actions taken by the Federal Open Market Committee (“FOMC”) relative to interest rates by improving noninterest income and reducing expenses.

Even with a reduced net interest margin, the Company managed a modest increase of $120,000 in net interest income for the fourth quarter ended December 31, 2020 versus the fourth quarter of 2019, as the cost of funds declined more than asset yields. Benefiting asset yields in the quarter was PPP loan fee recognition of over $500,000, as the beginning of the forgiveness process accelerated some fees. Also benefiting from the lower rate environment, the mortgage banking operation recognized gains of $1.1 million on loan originations of $33.8 million for the fourth quarter of 2020 versus gains of $381,000 on loan originations of $23.3 million for the same period in 2019. Gains on mortgage originations accounted for 12% of all revenues for the fourth quarter compared to 4% of all revenues in the same quarter of 2019. The originations were comprised of both refinances of existing mortgage loans and new purchases of homes.

The efficiency ratio for the Company was 60.79% for the quarter versus 65.50% for the same period in 2019.

The return on average equity ratio for the Company was 14.22% for the quarter versus 10.23% for the same quarter in 2019.

A quarterly cash dividend of $0.14 per share and a special dividend of $.05 per share will be payable on March 1, 2021 to shareholders of record on February 10, 2021. The quarterly dividend equates to an annualized dividend yield of 3.0%.

Cortland Bancorp Reports Earnings

February 1, 2021

Balance Sheet

Total assets were $821 million at December 31, 2020, compared to $737 million at December 31, 2019 and $812 million at September 30, 2020.

Total loans increased 7% year over year, with loans granted under the Paycheck Protection Program (PPP) accounting for substantially all loan growth. According to Gasior, Cortland assisted 419 customers in obtaining funds under this government program, providing payroll and operating expense relief worth $56.4 million.

Total deposits grew by $82.1 million, or 13%, to $701 million for the fourth quarter of 2020 from $618 million in the fourth quarter of 2019. Noninterest-bearing deposits accounted for 28% of total deposits, while certificates of deposits were 14% of the deposit mix.

“Stimulus payments provided by the government, as well as the PPP funds for our borrowers, have significantly contributed to deposit growth,” stated Gasior. “In addition, in this stay-at-home environment, depositors have increased their rates of saving.”

Asset Quality

No provision for loan losses was recorded for the three months ended December 31, 2020 versus $180,000 a year ago. The decrease is attributable to substantial provisions in the prior three quarters, giving recognition to economic disruption and uncertainty associated with COVID-19.

Nonperforming loans were $7.6 million, compared to $8.5 million a year earlier and $7.7 million at September 30, 2020. The ratio of nonperforming assets to total assets at quarter end was .93%. This reflects an improvement from the 1.16% reported a year ago. The Company’s ratio of allowance for loan losses to nonperforming loans was 78.91% at December 31, 2020. With the loan portfolio of predominantly commercial real estate at low loan-to-value ratios, collateral coverage weighs in as a significant risk mitigation factor in evaluating credit exposure.

Performing restructured loans that are included in nonperforming loans at the end of the quarter were $5.7 million, compared to $6.2 million a year ago and $5.8 million on a linked quarter basis.

The Bank had received requests to modify 127 loans aggregating $123.7 million through April. Most of the requests involved the deferral of principal and interest payments and/or the extension of the maturity dates. As of December 31, 2020, only 9 loans aggregating $18.4 million remain in deferral.

“These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act. These loan deferrals are not included in our nonperforming loans previously disclosed. In addition to loan deferrals, we are also participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19," said Gasior.

According to Gasior, the Company approved 419 PPP loans totaling $56.4 million for small businesses, saving 7,829 jobs in the communities we serve. The Small Business Administration has forgiven $11 million of these loans as of year-end, with the remaining expected to be forgiven in the first quarter of 2021.

Cortland Bancorp Reports Earnings

February 1, 2021

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended December 31, 2020, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum

Tier 1 leverage ratio	10.20%	9.18%	5.00%

Tier 1 risk-based capital ratio	14.01%	12.62%	8.00%

Total risk-based capital ratio	15.07%	14.72%	10.00%

CERTAIN NON-GAAP MEASURES

Certain financial information has been determined by methods other than Generally Accepted Accounting Standards (“GAAP”). Specifically, certain financial measures are based on core earnings rather than net income. Pre-tax, pre-provision income excludes the provision for loan losses and the income tax provision. Such information may be useful to both investors and management and can aid them in understanding the Company’s current performance trends and financial condition. Pre-tax, pre-provision income is a supplemental tool for analysis and not a substitute for GAAP net income. Reconciliation from GAAP net income to the non-GAAP measure of pre-tax, pre-provision income is referenced as part of management’s discussion and analysis of quarterly and year-to-date financial results of operations.

The following is a reconciliation between pre-tax, pre-provision income and earnings under GAAP:

IN 000s	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec 31, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2020	Dec 31, 2019
GAAP net income	$2,798	$1,904	$2,162	$8,263	$7,282
Provision for loan losses	-	180	525	1,575	715
Federal income tax expense	536	393	360	1,471	1,359
Pre-tax, pre-provision income	$3,334	$2,477	$3,047	$11,309	$9,356

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 13 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

February 1, 2021

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	Three Months Ended					Twelve Months Ended
	Dec. 31, 2020	Dec. 31, 2019	Var %	Sept. 30, 2020	Var %	Dec. 31, 2020	Dec. 31, 2019	Var %
SUMMARY OF OPERATIONS
Interest income	$6,873	$7,428	(7)%	$6,671	3%	$27,092	$29,643	(9)%
Interest expense	(712)	(1,387)	(49)	(868)	(18)	(3,809)	(5,554)	(31)
Net interest income	6,161	6,041	2	5,803	6	23,283	24,089	(3)
Provision for loan losses	—	(180)	(100)	(525)	(100)	(1,575)	(715)	120
NII after loss provision	6,161	5,861	5	5,278	17	21,708	23,374	(7)
Investment security gains (losses)	122	—	—	—	—	140	(44)	(418)
Non-interest income	2,246	1,339	68	1,965	14	7,360	5,066	45
Non-interest expense	(5,195)	(4,903)	6	(4,721)	10	(19,474)	(19,755)	(1)
Income before tax	3,334	2,297	45	2,522	32	9,734	8,641	13
Federal income tax expense	536	393	36	360	49	1,471	1,359	8
Net income	$2,798	$1,904	47%	$2,162	29%	$8,263	$7,282	13%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,223	4,324	(2)%	4,223	—%	4,223	4,324	(2)%
Earnings per share, basic and diluted	$0.67	$0.44	52	$0.51	31	$1.97	$1.68	17
Dividends per share	0.14	0.12	17	0.14	—	0.61	0.50	22
Market value	18.61	21.81	(15)	15.17	23	18.61	21.81	(15)
Book value	19.18	17.19	12	18.51	4	19.18	17.19	12
Market value to book value	97.02%	126.88%	(24)	81.96%	18	97.02%	126.88%	(24)

BALANCE SHEET DATA
Assets	$821,305	$737,162	11%	$811,625	1%	$821,305	$737,162	11%
Investments securities	170,906	138,966	23	170,608	—	170,906	138,966	23
Total loans	556,760	518,716	7	534,146	4	556,760	518,716	7
Total deposits	700,510	618,381	13	680,640	3	700,510	618,381	13
Borrowings	24,643	31,077	(21)	37,243	(34)	24,643	31,077	(21)
Shareholders’ equity	81,005	74,338	9	78,148	4	81,005	74,338	9

AVERAGE BALANCE SHEET DATA
Average assets	$801,923	$712,629	13%	$809,834	(1)%	$775,259	$697,251	11%
Average total loans	541,319	497,387	9	530,704	2	524,034	489,192	7
Average total deposits	678,781	594,794	14	677,948	—	649,702	584,138	11
Average shareholders' equity	78,733	74,483	6	77,048	2	77,336	70,587	10

ASSET QUALITY RATIOS
Net recoveries (charge-offs)	$(26)	$(356)	(93)%	$—	—%	$(21)	$(448)	(95)%
Net recoveries (charge-offs) to average loans	(0.02)%	(0.29)%	(93)	—%	—	(—)%	(0.09)%	(100)
Non-performing loans as a % of loans	1.37	1.65	(17)	1.45	(6)	1.37	1.65	(17)
Non-performing assets as a % of assets	0.93	1.16	(20)	0.95	(2)	0.93	1.16	(20)
Allowance for loan losses as a % of total loans	1.08	0.86	26	1.13	(4)	1.08	0.86	26
Allowance for loan losses as a % of non-performing loans	78.91	52.25	51	78.04	1	78.91	52.25	51

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.40%	3.74%	(9)%	3.17%	7%	3.32%	3.79%	(12)%
Return on average equity - Company	14.22	10.23	39	11.22	27	10.68	10.32	4
- Bank	15.97	11.65	37	12.55	27	12.40	12.32	1
Return on average assets - Company	1.40	1.07	31	1.07	31	1.07	1.04	3
- Bank	1.50	1.16	29	1.14	32	1.19	1.19	—
Efficiency ratio - Company	60.79	65.50	(7)	59.72	2	62.52	67.01	(7)
- Bank	57.75	62.54	(8)	57.28	1	58.98	62.42	(6)

CAPITAL RATIOS
Tier 1 leverage ratio - Company	10.20%	10.98%	(7)%	9.81%	4%	10.20%	10.98%	(7)%
- Bank	9.18	9.85	(7)	8.80	4	9.18	9.85	(7)
Common equity tier 1 ratio - Company	13.15	12.76	3	12.50	5	13.15	12.76	3
- Bank	12.62	12.25	3	11.98	5	12.62	12.25	3
Tier 1 risk-based capital ratio - Company	14.01	13.63	3	13.35	5	14.01	13.63	3
- Bank	12.62	12.25	3	11.98	5	12.62	12.25	3
Total risk-based capital ratio - Company	15.07	14.43	4	14.39	5	15.07	14.43	4
- Bank	14.72	14.10	4	14.04	5	14.72	14.10	4